Exhibit 99.1

Biosynex and Chembio Diagnostics Announce Definitive Acquisition Agreement

Complementary Technologies, Product Portfolios, and Market Opportunities Expected to Represent Significant Growth Drivers

Consolidated Manufacturing, Sales, Marketing, Operations to Provide Synergistic Cost Savings

STRASBOURG, FRANCE and HAUPPAUGE, NY, January 31, 2023 – Biosynex SA (“Biosynex”) (EPA: ALBIO), a French market leader specializing in the design and distribution of rapid tests, and Chembio Diagnostics, Inc. (“Chembio”) (Nasdaq: CEMI), a leading point-of-care diagnostics company focused on infectious diseases, today announced that the companies have entered into a definitive merger agreement under which Biosynex, through a subsidiary, will acquire Chembio for $0.45 per share, representing a premium of 27% compared to the closing price of Chembio stock on January 30, 2023, in an all-cash transaction valued at $17.2 million.

The acquisition combines two leading rapid diagnostic test companies. Each company specializes in the development, manufacturing and marketing of point-of-care diagnostic tests for the professional and at home markets. Chembio, based in the United States, focuses on infectious disease assays covering sexually transmitted infections, respiratory viruses and fever and tropical disease, built on the DPP, SURE CHECK and STAT-PAK proprietary, accurate and easy-to-use technology platforms. Biosynex, based in France, provides pharmacies and professional healthcare settings with a diversified portfolio of rapid tests covering different market segments including infectious disease and women’s health tests, Point of Care devices and molecular diagnostics systems. Biosynex will operate Chembio and its 100% owned German, Brazil and Malaysia subsidiaries as a wholly owned group.

“The acquisition of Chembio significantly advances our mission to develop, manufacture and market rapid diagnostics for screening, diagnosis and prevention to facilitate patient care and monitor health,” said Larry Absenur, Chief Executive Officer of Biosynex. “Chembio’s portfolio of diagnostic solutions and technology platforms complement our current test portfolio. DPP, SURE CHECK and STAT-PAK are clinically validated with accurate results, ease-of-use, and U.S. FDA and global regulatory approvals including CE marked and WHO prequalified products to provide transformative commercial opportunities that can represent meaningful growth drivers over the near and long-term. Additionally, there are numerous strong synergies across our businesses that can be leveraged to create significant cost savings as a scaled organization. We are excited to enhance our position as key European player for professional point-of-care and self-test diagnostics.”

“Chembio is pleased about the opportunity to become part of Biosynex, uniting two companies that provide healthcare professionals and individuals with innovative diagnostic solutions intended to accelerate care,” said Richard L. Eberly, President and Chief Executive Officer of Chembio. “The backing of BIOSYNEX will enable Chembio to secure its financial needs and the synergies expected from this combination are aiming at returning the business to profitability. I believe this transaction can benefit customers, employees and patients, while creating value as the combined company can offer the expertise, scale and resources to expand the impact of Chembio’s technology.”

Strategic Benefits of the Merger

●	Chembio’s differentiated tests enhance the Biosynex rapid diagnostic portfolio. Chembio’s sexually transmitted infection, tropical and fever and respiratory assays complement Biosynex’s current virology portfolio to create a more comprehensive offering.

●	The Chembio commercial infrastructure broadens the Biosynex footprint globally. The combined commercial team and distribution partners expand Biosynex’s presence in the United States, Brazil, Africa and Asia as well as bolster Biosynex’s European network.

●	Accelerating and enhancing product development. Combining the expertise of two industry leaders to drive product innovation and development along with global regulatory expertise will help to continue expansion of the product portfolio.

●	Consolidation of operations offers potential cost savings, synergies and value creation. The combined organization can leverage increased manufacturing scale, consolidated operating overhead, reduced public company and administrative costs to potentially improve product gross margins and operating margins.

Transaction Details

Under the terms of the merger agreement, Biosynex, through a subsidiary, will initiate a tender offer to acquire all outstanding shares of Chembio. The closing of the tender offer will be subject to certain conditions, including the tender of shares representing at least a majority of the total number of Chembio’s outstanding shares and other customary conditions. Upon the successful completion of the tender offer, Biosynex’s acquisition subsidiary will be merged into Chembio, and any remaining shares of common stock of Chembio will be canceled and converted into the right to receive the same $0.45 per share price payable in the tender offer. The transaction is expected to close in the first quarter of 2023. The terms of the merger agreement were unanimously approved by the Boards of Directors of both companies, and the Board of Directors of Chembio intends to recommend the transaction to Chembio’s stockholders.

Advisors

Ernst & Young (EY) is acting as financial advisor and White & Case is serving as legal counsel to Biosynex. Craig-Hallum Capital Group LLC is acting as financial advisor and K&L Gates LLP is serving as legal counsel to Chembio.

About Biosynex

Founded in 2005 and based in Illkirch-Graffenstaden in Alsace, France, Biosynex is a major player in public health with 329 employees. Biosynex designs, manufactures and distributes Rapid Diagnostic Tests (RDTs) as well as diagnostic equipment for healthcare professionals and the general public, aiming to improve patient care through rapid results and ease of use. As the leader in the RDT market in France, Biosynex has complete control over its value chain thanks to its technological platform, which can be adapted to numerous applications and is suitable for different types of users such as laboratories, hospitals, doctors and consumers. Driven by strong values of innovation, Biosynex has a proactive vision of tomorrow’s medicine focused on prevention, screening, emergency diagnosis and rapid treatment. Learn more at www.biosynex.com .

About Chembio Diagnostics

Chembio is a leading diagnostics company focused on developing and commercializing point-of-care tests used to detect and diagnose infectious diseases, including sexually transmitted disease, insect vector and tropical disease, COVID-19 and other viral and bacterial infections, enabling expedited treatment. Coupled with Chembio’s extensive scientific expertise, its novel DPP technology offers broad market applications beyond infectious disease. Chembio’s products are sold globally, directly and through distributors, to hospitals and clinics, physician offices, clinical laboratories, public health organizations, government agencies, and consumers. Learn more at www.chembio.com.

Additional Information and Where to Find It

This press release relates to a pending business combination between Biosynex and Chembio. The tender offer referenced in this press release has not yet commenced. This press release is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell shares of Chembio, nor is it a substitute for any tender offer materials that the parties will file with the U.S. Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time the tender offer is commenced, Biosynex and its acquisition subsidiary will file a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, and Chembio will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. Each of Biosynex and Chembio also plan to file other relevant documents with the SEC regarding the proposed transaction. CHEMBIO STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), THE SOLICITATION / RECOMMENDATION STATEMENT AND OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO ANY OF THE FOREGOING DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF CHEMBIO SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Solicitation/Recommendation Statement, the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents will be sent to all of Chembio’s stockholders at no expense to them. The tender offer materials and the Solicitation / Recommendation Statement will also be made available for free on the SEC’s website at www.sec.gov or from the information agent named in the tender offer materials. Copies of the documents filed with the SEC by Biosynex will be available free of charge under the News heading of Biosynex’s website at https://www.biosynex.com. Copies of the documents filed with the SEC by Chembio will be available free of charge under the SEC filings heading of the Investors section of Chembio’s website at https://chembio.com/investors.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve inherent risks and uncertainties and you are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. These statements can otherwise be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “would,” “will,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The forward-looking statements contained in this press release include, but are not limited to, statements related to Biosynex’s and Chembio’s plans, objectives, expectations and intentions with respect to the proposed transaction and the combined company, the anticipated timing of the proposed transaction, the conditions precedent to the closing of the proposed transaction, and the potential impact the transaction will have on Chembio or Biosynex and other matters related to either or both of them. The forward-looking statements are based on assumptions regarding current plans and estimates of management of Biosynex and Chembio. Such management believes these assumptions to be reasonable, but there is no assurance that they will prove to be accurate.

Factors that could cause actual results to differ materially from those described in this press release include, among others: changes in expectations as to the closing of the transaction including timing and changes in the method of financing the transaction; the satisfaction of the conditions precedent to the consummation of the proposed transaction (including a sufficient number of Chembio shares being validly tendered into the tender offer to meet the minimum condition); the risk of litigation and regulatory action related to the proposed transactions; expected synergies and cost savings are not achieved or achieved at a slower pace than expected; integration problems, delays or other related costs; retention of customers and suppliers; and unanticipated changes in laws, regulations, or other industry standards affecting the companies; and other risks and important factors contained and identified in Chembio’s filings with the SEC, including its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Chembio’s Annual Reports on Form 10-K and its quarterly reports on Form 10-Q, as well as other filings with the SEC. Forward-looking statements reflect the analysis of management of Biosynex and Chembio as of the date of this press release. Neither Biosynex nor Chembio undertakes to update or revise any of these statements in light of new information or future events, except as expressly required by applicable law.

DPP, STAT-PAK and SURE CHECK are Chembio’s registered trademarks, and the Chembio logo is Chembio’s trademark. For convenience, these trademarks appear in this release without ® or ™ symbols, but that practice does not mean that Chembio will not assert, to the fullest extent under applicable law, its rights to the trademarks.

Biosynex Contacts:
Larry Abensur
Président-Directeur Général
investisseurs@biosynex.com

Julia Bridger
Listing Sponsor
+33 1 44 70 20 84
jbridger@elcorp.com

Gilles Broquelet
Communication financière

+ 33 1 80 81 50 00

gbroquelet@capvalue.fr

Chembio Contact:

Philip Taylor

Gilmartin Group

415-937-5406

investor@chembio.com